Exhibit 4.1

NUMBER U-	UNITS
SEE REVERSE FOR CERTAIN DEFINITIONS	GOLDEN FALCON ACQUISITION CORP.

CUSIP 38102H 208

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND ONE-HALF OF ONE REDEEMABLE WARRANT,

EACH WHOLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT

is the owner of                                                                                                                                                                                     Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of Golden Falcon Acquisition Corp., a Delaware corporation (the “Company”), and one-half of one redeemable warrant (“Warrant”). Each whole Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share (subject to adjustment). Only whole warrants are exercisable. Each whole Warrant will become exercisable on the later of (i) thirty days after the Company’s completion of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”) and (ii) twelve months from the closing of the Company’s initial public offering (“IPO”), and will expire unless exercised before 5:00 p.m., New York City Time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation. The Common Stock and Warrant(s) comprising the Unit(s) represented by this certificate are not transferable separately until                 , 20        , unless UBS Securities LLC and Moelis & Co. inform the Company of their decision to allow earlier separate trading, except that in no event will the Common Stock and Warrants be separately tradeable earlier unless the Company has filed with the Securities and Exchange Commission a Current Report on Form 8-K containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering and issued a press release announcing when such separate trading will begin. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The terms of the Warrants are governed by a Warrant Agreement, dated as of                          , 2020, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile seal of the Company and the facsimile signatures of its duly authorized officers.

By
	Chairman	Secretary

Golden Falcon Acquisition Corp.

The Company will furnish without charge to each unit holder who so requests, a statement of the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—		Custodian

TEN ENT	—	as tenants by the entireties			(Cust)		(Minor)

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

              For value received,                                                                                        hereby sells, assigns, and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

                                                                      Units represented by the within Certificate, and do hereby irrevocably constitute and appoint                                                                                       Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15) (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus dated                 , 2020, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Class A common stock sold in its initial public offering and liquidates because it does not complete an initial business combination within the period of time set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Charter”), (ii) the Company redeems the shares of Class A common stock sold in its initial public offering in connection with a stockholder vote to amend the Company’s Charter (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or certain amendments to the Charter or to redeem 100% of the Class A common stock if the Company does not complete the initial business combination or to redeem 100% of the Class A common stock if it does not consummate an initial business combination by the date set forth in the Company’s Charter or (b) with respect to any other provisions relating to the rights of holders of the Class A common stock or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash its shares of Class A common stock in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks stockholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.